Exhibit 10.2

Veritec, Inc.
2445 Winnetka Avenue N.
Golden Valley, MN 55427
Facsimile: (763) 253-0503

May 18, 2012

John Johanns

255 No. Sterra St. #1119

Reno, Nevada 89501

Mary Adams

1521 71st St.

Keystone,

IA 52249

Larry L. Konfirst

7942 Zionsville Road

Indianapolis, IN 46268

Re: Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain promissory note dated January 16, 2012 in the principal amount of $500,000 issued by Veritec, Inc., a Nevada corporation (the “Company”) in favor of Larry L. Konfirst (the “Note Holder”), as amended and restated May 18, 2012 (the “Note”).

RECITALS

WHEREAS, John Johanns (J Technologies) owns 1,328,004 unrestricted shares of common stock of the Company and Mary Adams owns 211,996 unrestricted shares of common stock of the Company for an aggregate of 1.6 million shares (the “Shares”). John Johanns and Mary Adams are individually referred to herein as a “Shareholder”, collectively as the “Shareholders”;

WHEREAS, it was in the best interests of the Company and its shareholders to borrow $500,000 from the Note Holders to be held in a certificate of deposit for the purpose of providing security for the Company’s credit card distribution at Palm Desert Bank (later assigned to First California Bank);

WHEREAS, in order to induce the Note Holder to extend the $500,000 loan to the Company, the Shareholders agreed to provide the Note Holders with an option to purchase the Shares at a price per share of $0.40 for an aggregate purchase price of $640,000, for a term of one year, terminating on January 16, 2013; and

WHEREAS, the Option is exercisable by cancelling principal and interest due under the Note and by remitting the remaining proceeds, if any, to the Shareholders subject to issuance by the Company of a convertible promissory note in favor of the Shareholders.

NOW THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth in this Letter Agreement, the parties, desiring to be legally bound hereby, agree as follows:

AGREEMENT

1. The Shareholders hereby grant the Note Holder an option (“Option”) to acquire the Shares at a price of $0.40 per Share for an aggregate purchase price up to $640,000 (the “Exercise Price”).

2. The foregoing Option shall be exercisable up to the whole by the Note Holder, until its expiration date which shall be January 16, 2013.

3. Except as specifically provided herein, the Exercise Price for the Option may be paid only by cancellation of outstanding principal and accrued interest under the Note as of the exercise date (“Payoff Amount”). If the Exercise Price exceeds the Payoff Amount, the Company shall cancel the Note, and the Note Holder shall within five (5) days tender cash to the Shareholders equal to the difference between the Exercise Price and the Payoff Amount. If the Payoff Amount under the Note exceeds the Exercise Price, the Company shall cancel the Note and re-issue a remainder note of like tenor and terms, with the same maturity date, in the principal amount equal to (a) the Payoff Amount, less (b) the total Exercise Price.

4. Upon exercise of the Option by the Note Holder, the Company will issue a convertible promissory note to the Shareholders (“Convertible Note”). If the Exercise Price exceeds the Payoff Amount, the principal amount of the Convertible Note will equal the Payoff Amount. If the Payoff Amount exceeds the Exercise Price, the principal amount of the Convertible Note will equal the Exercise Price. The Convertible Note will bear interest at a rate of four percent (4%) per annum, will mature after a period of 180 days, and will provide for the conversion of principal and interest due under the Convertible Note to restricted shares of common stock of the Company at a rate of $0.08 per share, at the option of the holder, at any time prior to the maturity date. No payments will be due under the Convertible Note until the maturity date, and the Convertible Note will not provide for prepayment premiums or penalties, late fees or default interest rate. The Convertible Note will contain customary terms and conditions defining the Shareholders’ rights in the event of default by the Company.

5. The Option will be deemed exercised by the Note Holder upon delivery of written notice to each of the Company and the Shareholders specifying the Note Holder’ election to exercise the Option (“Notice of Exercise”), together with the originally executed Note to be surrendered to the Company for cancellation.

6. The Option may be exercised by less than all of the Note Holder provided that the Note Holder electing not to participate in the exercise of the Option assign their interest in the Note to the Note Holder electing to exercise the Option.

7. Each Shareholder agrees to refrain from selling, transferring, pledging or hypothecating its interest in the Shares prior to expiration of the Option.

8. The Option is not transferrable by the Note Holder except amongst each other.

9. The parties agree and covenant to use their best efforts to comply with applicable laws regarding the issuance of Convertible Note, which may include but shall not be limited to the preparation and delivery of information and disclosures required under securities laws.

10. This Letter Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Letter Agreement will be interpreted, construed, and governed by the internal laws of the State of Minnesota without regard for principles of conflicts of law. The parties hereby submit to the jurisdiction of the state and federal courts located in the State of Minnesota, County of Hennepin in any proceeding arising out of or relating to this Letter Agreement. In any litigation between the parties arising under this Letter Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other litigation costs from the non-prevailing party. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. This Letter Agreement, except for the Note, contains the entire agreement between the parties regarding the subject matter set forth herein.

11. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the next business day after the date of transmission, if such notice or communication is delivered via facsimile on any business day, (b) the next business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (c) upon actual receipt by the party to whom such notice is required to be given. The addresses and facsimile numbers for such notices and communications are as set forth on the first page of this Letter Agreement.

This letter agreement has been executed and delivered by the parties as of this 18th day of May, 2012.

COMPANY: VERITEC, INC., a Nevada corporation /s/ Van Tran Van Tran, Chief Executive Officer

AGREED TO AND ACCEPTED:

SHAREHOLDERS:                                                                JOHN JOHANNS

/s/ John Johanns

John Johanns, an individual

MARY ADAMS

/s/ Mary Adams

Mary Adams, an individual

NOTE HOLDERS:                                                                   LARRY L. KONFIRST,

   /s/ Larry L. Konfirst

   Larry L. Konfirst, an individual